Exhibit 23.2


                   CONSENT OF PETROLEUM ENGINEERING CONSULTANT



         I consent to the use of my report respecting the estimated oil reserve information as of December 31, 2001, for the Montana and Nevada producing properties of FX Energy, Inc. (the "Company"), and the discussion of such report as contained in the Company's annual report on Form 10-K for the year ended December 31, 2001 and to the incorporation by reference of such report as it is referred to in the Company's annual report into the registration statement on Form S-1 (SEC File No. 333-40480) and the registration statement on Form S-3 (SEC File No. 333-80489).

/s/ Larry D. Krause

Larry D. Krause
Billings, Montana
April 12, 2002